Ziff Davis Appoints Layth Taki as Chief Accounting Officer
Company Release - 9/12/22, 4:15pm ET

NEW YORK--(BUSINESS WIRE)-- Ziff Davis, Inc. (NASDAQ: ZD), announced the appointment of Layth Taki as Chief Accounting Officer. He will report to Bret Richter, Chief Financial Officer of Ziff Davis, and will be part of Ziff Davis’ executive leadership team, leading Ziff Davis' global accounting and public reporting functions. His first day at Ziff Davis will be September 27, 2022.
Most recently, Mr. Taki was SVP and Chief Accounting Officer of Altice USA. There, he managed a team responsible for the accounting, financial reporting, and accounts payable of Altice USA, which generates $10 billion in revenue. In this role, Mr. Taki played a key role in various acquisitions, spin-offs, refinancings, and complex transactions while managing the company’s external audit relationship and helping to lead its SOX controls and compliance, among other key responsibilities.

Since joining Cablevision Systems Corporation (now part of Altice USA) in 2004, Mr. Taki was previously SVP, Controller of Cable Operations and head of technical accounting. Prior to joining Cablevision, Mr. Taki was a member of the assurance practice of PricewaterhouseCoopers, LLP, with emphasis on technology, communications, and entertainment clients.

Mr. Taki has a Masters of Accountancy and a Bachelor of Science from the University of Denver and completed Harvard Business School’s Cable Executive Management Program. He is a Certified Public Accountant in New York.

“Layth is an accomplished financial executive with significant media industry and accounting expertise,” said Bret Richter, Chief Financial Officer of Ziff Davis. “His wealth of relevant experience fits extremely well with Ziff Davis’ long-term growth plans.”
About Ziff Davis
Ziff Davis (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, entertainment, shopping, health, cybersecurity, and martech. For more information, visit www.ziffdavis.com.
Rebecca Wright
Ziff Davis, Inc.
(212) 503-5247
press@ziffdavis.com

Source: Ziff Davis, Inc.